December 22,  2011

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Columbia
ETF Trust, formerly Grail Advisors ETF Trust, (the Funds) and, under the date of December 31, 2010, we reported on the statement of assets and liabilities, including the schedule of investments, of the Funds as of October 31, 2010, and the related statement of operations for the year or periods then ended and the statements of changes in net assets for the year and periods then ended, and the financial highlights for the year and periods ended October 31, 2010 for the Grail
Advisors American Beacon Large Cap Value ETF, RP Growth ETF, and RP Focused Large Cap ETF and for the period January 29,
2010 (inception date) to October 31, 2010 for the McDonnell
Intermediate Municipal Bond ETF and McDonnell Core Taxable Bond ETF.
On May 20, 2011 we were dismissed. We have read the statements made by the Fund which we understand will be filed with the Commission pursuant to Item 77K of Form N-SAR dated December 29, 2011, and we agree with such statements, except that we are not in a position to agree or disagree with the Funds statement that the change was recommended by the audit committee of the board of trustees, and that we are not in a position to agree or disagree with the Funds statement that PwC was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Funds financial statements.


/s/ KPMG LLP



	December 22, 2011